CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in each Prospectus constituting part of this Post-Effective Amendment No. 7 to the Registration Statement No. 33-88456 on Form S-3 of our report dated February 7, 1996, appearing on page F-1 of the The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules dated February 7, 1996, which appears on page F-41 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Independent Accountants" in each Prospectus.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
October 15, 1996